EXHIBIT 4.16

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is made as of April 30, 2008 (the “Amendment Date”) by and between ALPHA EXCHANGE, LLC, a Georgia limited liability company (successor-in-interest to Highwoods Realty Limited Partnership) (“Landlord”) and WUXI APPTEC, INC., a Delaware corporation (f/k/a Apptec Laboratory Services, Inc., a Delaware corporation) (“Tenant”).

RECITALS

Landlord and Tenant have previously entered into that certain Lease Agreement dated February 28, 2003, as amended by that First Amendment to Lease by and between Landlord and Tenant, dated April 4, 2005 (collectively, the “Lease”) for the lease of premises located at 1279 Kennestone Circle, Suites 200-300, Marietta, Georgia 30066 being approximately 10,563 rentable square feet of office/warehouse space (the “Premises”).

Landlord and Tenant hereby desire to amend the Lease as more particularly set forth below.

NOW, THEREFORE, for and in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration in hand paid by each party hereto to the other, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.	Recitals. The foregoing Recitals are true and correct and incorporated herein by reference.

2.	Definitions. All capitalized terms used herein but undefined shall have the meaning as defined in the Lease.

3.	Lease Term. The Lease Term shall commence on May 1, 2008 and expire on July 1, 2013.

4.	Base Rent. As of May 1, 2008, the Base Rent shall be payable according to the following schedule, and otherwise in accordance with the Lease:

Period		Rentable Square Footage	Annual Base Rental Per Square Foot	Annual Base Rental	Monthly Installment of Base Rental
from	through
5/1/08	6/30/08	10,563	FREE	FREE	FREE
7/1/08	6/30/09	10,563	$7.40	$78,166.20	$6,513.85
7/1/09	6/30/10	10,563	$7.55	$79,729.52	$6,644.13
7/1/10	6/30/11	10,563	$7.70	$81,324.11	$6,777.01
7/1/11	6/30/12	10,563	$7.85	$82,950.60	$6,912.55
7/1/12	6/30/13	10,563	$8.01	$84,609.61	$7,050.80

5.	Improvements to the Premises. Landlord, at Landlord’s expense, hereby agrees to complete the improvements to the Premises stipulated by S & E Contractors as identified on Exhibit A attached hereto and made a part hereof or such other improvements which the Landlord and Tenant agree upon; provided, however, Landlord shall only be responsible for expenses related to such improvements up to but not exceeding $24,000.00 (“Landlord’s Work”). Landlord’s Work shall be performed by Landlord in accordance with the laws of the State of Georgia.

6.	Tenant’s Exclusive Expansion Options.

(a) So long as Tenant is not in default under the Lease and the Lease is then continuing and no facts or circumstances then exist which, with the giving of notice or the passage of time, or both, would constitute an event of default under the Lease by Tenant, Landlord hereby grants to Tenant an exclusive option (the “Expansion Option I”) to expand the Premises to include that 4,559 square foot area located at 1279 Kennestone Circle, Suite 600, Marietta, Georgia 30066 (“MRP Premises”) currently leased to MRP Design Group, Inc. (“MRP”) pursuant to that Lease Agreement between Landlord and MRP dated January 26, 1995 (as amended, “MRP Lease”) shown on Exhibit B to this Lease (the “Expansion Space I”), as set forth herein.

(b) So long as Tenant is not in default under the Lease and the Lease is then continuing and no facts or circumstances then exist which, with the giving of notice or the passage of time, or both, would constitute an event of default under the Lease by Tenant, Landlord hereby grants to Tenant another exclusive option (the “Expansion Option II”) to expand the Premises to include that 3,242 square foot area located at 1279 Kennestone Circle, Suite 100, Marietta, Georgia 30066 (“NCS Premises”) currently leased to NCS Pearson, Inc. (“NCS”) pursuant to that Lease Agreement between Landlord and NCS dated June 29, 1998 (as amended, “NCS Lease”) shown on Exhibit C to this Lease (the “Expansion Space II”), as set forth herein.

(c) In the event that Tenant shall desire to exercise the Expansion Option I and/or the Expansion Option II, Tenant shall, within one hundred eighty (180) calendar days before (x) December 31, 2009, the expiration date of the MRP Lease (the “MRP Lease Expiration”), with respect to Expansion Option I and (y) July 31, 2011, the expiration date of the NCS Lease (“NCS Lease Expiration”), with respect to Expansion Option II, (i) deliver written notice to Landlord to such effect and (ii) negotiate and agree with Landlord on the final terms and execute the amendments to the Lease for either Expansion Space I or Expansion Space II, as the case may be, pursuant also to terms and conditions of the Lease, subject to, but not limited to, the following changes:

(1) The terms of either Expansion Option I or Expansion Option II shall commence and expire on a date that is mutually agreed upon by Tenant and Landlord.

(2) The Expansion Space I and Expansion Space II shall be added to the Premises, as the case may be.

(3) Tenant’s Additional Rent shall be increased to reflect the addition of each Expansion Space I and Expansion Space II.

(4) The Base Rent for Expansion Space I and Expansion Space II shall be mutually agreed upon by Landlord and Tenant.

Upon receipt by Landlord of notice from Tenant of Tenant’s exercise of either Expansion Option I or Expansion Option II, Landlord and Tenant shall negotiate and execute such respective Lease amendment. In the event that Landlord and Tenant do not execute such respective Lease amendment by the date which is one hundred eighty (180) calendar days prior to (i) the MRP Lease Expiration with respect to Expansion Option I and (ii) the NCS Lease Expiration with respect to Expansion Option II, the respective Expansion Option I or Expansion Option II shall expire and shall be of no further force or effect.

(d) Notwithstanding the foregoing, if the MRP Space becomes available prior to the MRP Lease Expiration, Landlord shall notify (the “Landlord Notice”) Tenant of the availability of the MRP Premises and Tenant shall have sixty (60) calendar days to (i) provide written notice to Landlord of Tenant’s desire to exercise the Expansion Option I and (ii) negotiate and execute an amendment to the Lease including the MRP Premises pursuant to terms and conditions mutually agreed upon by Landlord and Tenant and also subject to Section 6(c)(ii) of this Amendment. In the event that (i) Tenant fails to notify Landlord of Tenant’s desire to exercise the Expansion Option I and/or (ii) Landlord and Tenant do not negotiate and execute such Lease amendment within sixty (60) calendar days after the Landlord Notice, the Expansion Option I shall expire and shall be of no further force or effect.

(e) Notwithstanding the foregoing, if the NCS Space becomes available prior to the NCS Lease Expiration, Landlord shall notify (the “Landlord Notice”) Tenant of the availability of the NCS Premises and Tenant shall have sixty (60) calendar days to (i) provide written notice to Landlord of Tenant’s desire to exercise the Expansion Option II and (ii) negotiate and execute an amendment to the Lease including the NCS Premises pursuant to the terms and conditions mutually agreed upon by Landlord and Tenant and also subject to Section 6(c)(ii) of this Amendment. In the event that (i) Tenant fails to notify Landlord of Tenant’s desire to exercise the Expansion Option II and/or (ii) Landlord and Tenant do not negotiate and execute such Lease amendment within sixty (60) calendar days after the Landlord Notice, the Expansion Option II shall expire and shall be of no further force or effect.

(f) Expansion Option I and Expansion Option II are personal to WUXI APPTEC, INC. and shall become null and void upon the occurrence of an assignment of Tenant’s interest in the Lease or a sublet of all or a part of the Premises.

7.

Tenant’s Authority. If Tenant signs as a corporation, each of the persons executing this Amendment on behalf of Tenant represents and warrants that Tenant has been and is qualified to do business in the state of Georgia, that the corporation has full right and authority to enter into this Amendment, and that all persons signing on behalf of the corporation were authorized to do so by appropriate corporate actions. Tenant agrees to furnish promptly upon request a corporate resolution and any other appropriate documentation evidencing the due authorization of Tenant to enter into this Amendment.

8.	Miscellaneous.

(a) Tenant represents to Landlord that, as of the date hereof, Landlord is not in default of the Lease.

(b) All notices for Landlord shall be sent to the following address:

Alpha Exchange, LLC

NAI Brannen Goddard

1300 Parkwood Circle, NW

Suite LL-100

Atlanta, GA 30339

Attn: Mary Waples

(c) Except as amended hereby, the Lease shall be and remain in full force and effect and unchanged. As amended hereby, the Lease is hereby ratified and confirmed by Landlord and Tenant. To the extent the terms hereof are inconsistent with the terms of the Lease, the terms hereof shall control.

(d) The submission of this Amendment to Tenant for examination or consideration does not constitute an offer to amend the Lease, and this Amendment shall become effective only upon the execution and delivery thereof by Landlord and Tenant.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and sealed as of the Amendment Date.

LANDLORD:

/s/ Lau Ra Williams Witness Print Name: Lau Ra Williams	ALPHA EXCHANGE, LLC, a Georgia limited liability company
	By:	Eugenia Investments, Inc., a Delaware corporation, its sole member

/s/ Diana E. Franceschi	By:	/s/ Panos J.Kanes
Witness Print Name: Diana E. Franceschi		Panos J.Kanes, Vice President

[Signatures to Second Amendment to Lease between Alpha Exchange, LLC and WuXi AppTec, Inc.

continued on following page]

[Signatures to Second Amendment to Lease between Alpha Exchange, LLC and WuXi AppTec, Inc.

continued from previous page]

TENANT:

/s/ Lisa Olson Witness Print Name: Lisa Olson		WUXI APPTEC, INC. a Delaware corporation

/s/ James R. Johnson	By:	/s/ William D. Smith
Witness Print Name: James R. Johnson	Name: William D. Smith Title: VP Finance & Administration

Exhibit A

Landlord Improvements

Name: APPTEC

SUBMITTED BY	SUBMITTED TO

S & E CONTRACTORS, INC. 5990 UNITY DRIVE N.W. SUITE C NORCROSS, GA 30071	NAI BRANNEN GODDARD, L.C. 5555 GLENRIDGE CONNECTOR, SUITE 1100 ATLANTA, GA 30342

PROJECT INFORMATION	DRAWING INFORMATION

Name: APPTEC	Plans By: TENANT WALL LAYOUT
Property: KENNESTONE CORPORATE CENTER	Plans Dated: N/A Revised:
Building/Suite #: 1279 SUITES 200 & 300	Plans Job No. N/A
Date: JANUARY 23, 2008	Plans Nos. N/A
Job No: 11895	Addendum Nos. N/A
Project Manager: C. HEINTZMAN	Estimator. C. HEINTZMAN

DESCRIPTION OF WORK	SUBTOTAL
DEMOLITION	$269.16
DRYWALL	$1,052.30
PAINT/WALLCOVERING	$9,100.00
FLOORING	$7,913.50
GENERAL CONDITIONS	$2,463.32
FEES, PERMITS, BONDS	$0.00

SUBTOTAL	$20,798.28
OVERHEAD & PROFIT	$3,119.74

TOTAL	$23,918.02

Name: APPTEC

DESCRIPTION OF WORK	UNIT	QUANTITY	SUBTOTAL
DEMOLITION
REMOVE WALLCOVERING	SF	333
REMOVE COVEBASE	LF	960

SUBTOTAL			$269.16

DRYWALL
SKIM WALLS WHERE W/C REMOVED	SF	333
SKIM WALLS WHERE COVE BASE DEMO	LF	960
MISC PATCHING	LS	1

SUBTOTAL			$1,052.30

PAINT/WALLCOVERING
FLAT LATEX (OCCUPIED/MOVE FURNITURE)	LS	1
DOOR & FRAMES	EA	38
WINDOW FRAME	EA	7

SUBTOTAL			$9,100.00

FLOORING
CARPET (ALLOWANCE)	SY	410
FURNITURE HANDLING	EA	300
RUBBER COVE BASE 4"	LF	960
FLOOR PREP	EA	125
REMOVE CARPET	SY	410

SUBTOTAL			$7,913.50

GENERAL CONDITIONS
JOB TOTAL	LS	1
FINAL CLEAN	SF	7686

SUBTOTAL			$2,463.32

Name: APPTEC

BONDS,FEES, PERMITS
BUILDING PERMIT	EA	0

SUBTOTAL			$0.00

SUBTOTAL			$20,798.28
OVERHEAD & PROFIT			$3,119.74

TOTAL			$23,918.02

NOTES AND CLARIFICATIONS:

1.	ALL VCT FLOORING TO REMAIN AS IS, WE HAVE NOT INCLUDED REWAXING VCT.
2.	CERAMIC TILE FLOOR AT ENTRY TO SUITE 200 TO REMAIN AS IS.
3.	REPAINT ALL WALLS WITH SAME COLOR AND FINISH OF EXISTING WALL PAINT, THERE ARE A COUPLE OF ROOMS THAT WE WILL NOT REPAINT DUE TO TENANT EQUIPMENT, THEY ARE CHEMICAL GC LAB, ENVIRONMENTAL CHAMBERS ROOM, AND WAREHOUSE,.
4.	CARPET IS PRICED USING AN INSTALLED ALLOWANCE OF $14.00 PER SQ.YD.
5.	ALL WORK EXCLUDING THE BASE REMOVAL AND WALL POINT-UP TO BE DONE OUTSIDE OF TENANT’S REGULAR WORK HOURS.

Exhibit B

Expansion Space I

STORAGE 20'7"x9'6"
BREAKROOM 23'10"x13'6"
COMPUTER/ PHONE 7'10"x9'10"
SUPPLIES 5'4"x9'10"
OFFICE 7'10"x9'6"
COPY/ FAX 9'10"x9'10"
STORAGE 6'8"x11'10"
OFFICE 7'4"x8'2"
OFFICE 7'4"x8'2"
OFFICE 8'2"x11'0"
OPEN OFFICE 34'10"x30'8"
OFFICE 8'7"x11'1"
OFFICE 8'7"x11'1"
OFFICE 15'4"x10'10"
OFFICE 11'6"x13'0"
RECEPTION 11'10"x13'0"
CONFERENCE 11'6"x15'8"

1279 KENNESTONE CENTER

SUITE 600 - 4,559 SQFT

Exhibit C

Expansion Space II

Marietta, GA

Kennestone Corporate Center

Bldg. 1279, suite 100